Exhibit No. 10.4

EIGHTH AMENDMENT TO THE AMENDED AND RESTATED
UNITED RETAIL GROUP
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

RECITALS

United Retail Group, Inc. (the “Company”) maintains for the benefit of its employees the United Retail Group Supplemental Retirement Savings Plan (the “Plan”).

The Company has adopted, effective as of January 1, 1997 an amendment and restatement of the Plan.

The Company wishes to revise certain provisions of the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as enacted by the American Jobs Creation Act of 2004, and to comply with guidance issued by the Internal Revenue Service pursuant to the Act.

Therefore, this Eighth Amendment to the Plan shall be adopted effective as of January 1, 2005.

AMENDMENT

I.     Section 14 shall be added to the Plan to read as follows:

Section 14.   AJCA Compliance.

14.1    Adoption and Effective Date.   This section 14 of the Plan is intended to reflect certain provisions of the American Jobs Creation Act of 2004 (“AJCA”), section 409A of the Code, and any Treasury Regulations or other guidance promulgated by the Internal Revenue Service pursuant to Section 409A of the Code, including, but not limited to, Internal Revenue Service Notice 2005-1. This section 14 is intended as good faith compliance with the requirements of AJCA and Section 409A of the Code, and is to be construed in accordance therewith.

14.1.1    Effective Date.   Provisions of this section 14 shall be effective as of January 1, 2005.

14.1.2   This section 14 shall supersede the other provisions of the Plan to the extent those provisions are inconsistent with the requirements of this section.

14.1.3   This section 14 shall apply only to the portion of each Account attributable to 409A Deferrals. Any portion of a Participant’s Account which is not attributable to 409A Deferrals shall be subject to the remaining provisions of the Plan, without regard to the application of this section 14.

14.2    Limitations of Distributions.   No portion of a Participant’s Account may be distributed earlier than:

14.2.1   the Participant's separation from service;

14.2.2   the date on which the Participant becomes Disabled;

14.2.3   the Participant’s death;

14.2.4   a specified time (or pursuant to a fixed schedule) specified in the Participant’s Enrollment and Change Designation, or otherwise specified under the Plan at the date of Deferral;

14.2.5   a Change in Control Event; or

14.2.6   the occurrence of an Unforeseeable Emergency.

14.2.7   In the case of any Specified Employee, the requirement of section 14.2.1 is met only if distributions may not be made before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).

14.3    Acceleration of Benefits. The Plan may not permit the acceleration of the time or schedule of payment of a Participant’s Account except as provided in regulations promulgated by the Secretary of the Treasury.

14.4    Elections.    A Participant’s election to defer Compensation to the Participant’s Account pursuant to an Enrollment and Change Designation shall be subject to the following requirements:

14.4.1   Compensation for services performed during a calendar year may be deferred at the Participant’s election only if the election to defer such Compensation is made not later than the close of the preceding calendar year, or at such other time as may be permitted in the regulations issued by the Secretary of the Treasury.

14.4.2   In the case of the first calendar year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to Compensation for services to be performed subsequent to the election within thirty (30) days after the date on which the Participant becomes eligible to participate in the Plan.

14.4.3   In the case of an election to defer any Performance-Based Compensation based on services performed over a period of at least twelve months, the election may be made no later than six months before the end of the performance period.

14.5   Delay in Payment.    No Participant may make an election to delay the date of a payment from the Participant’s Account or change the form of payment from the Participant’s Account unless:

14.5.1   the election will not take effect until at least twelve months after the date on which the election is made,

14.5.2   except in the case of a payment as the result of the Participant’s becoming Disabled, the Participant’s death or the occurrence of an Unforeseeable Emergency, the first payment with respect to such election is deferred for not less than five years from the date on which such payment would otherwise have been made, and

14.5.3   any election which is related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve months prior to the date of the first scheduled payment under that election.

14.6    Restrictions on Trust Fund.    No portion of the Trust Fund may be located outside of the United States, or transferred outside of the United States. No portion of the Trust Fund may be subject to any restriction based upon a change in the Company’s financial health.

14.7   Definitions.

14.7.1    Change in Control Event.    “Change in Control Event” shall have the meaning set forth in the Q&A-11 of Internal Revenue Service Notice 2005-1, or any subsequent guidance which supercedes such Notice.

14.7.2   Disabled.   A Participant shall be considered "Disabled" if the Participant:

14.7.2.1   is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or

14.7.2.2   is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

14.7.3   “409A Deferrals”   shall mean amounts deferred to a Participant’s Account on or after January 1, 2005. Except in the event of a material modification, 409A Deferrals shall not include any deferrals allocated to a Participant’s Account prior to January 1, 2005, or any increase in a Participant’s Account as the result of investment gains attributable to such deferrals. For this purpose, the existence of a material modification shall be determined under the provisions of Internal Revenue Service Notice 2005-1 or other guidance promulgated by the Secretary of the Treasury.

14.7.4   Performance-Based Compensation.    “Performance-Based Compensation” shall mean Compensation where (i) the payment of the Compensation or the amount of the Compensation is contingent on the satisfaction of organizational or individual performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted. Performance-Based Compensation may include payments based upon subjective performance criteria, but (i) any subjective performance criteria must relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and (ii) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in § 267(c)(4) of the Code, applied as if the family of an individual includes the spouse of any member of the family). Performance-Based Compensation may also include payments based on performance criteria that are not approved by a compensation committee of the Board of Directors or by the stockholders of the Company. Notwithstanding the foregoing, Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established, or that is based solely on the value of, or appreciation in value of, the Company or the stock of the Company.

14.7.5    Specified Employee.   A “Specified Employee” is a key employee (as defined in Section 416(i) of the Code, but without regard to paragraph (5) thereof) of the Company. Provided, however, that no Participant shall be considered to be a Specified Employee unless the stock of the Company is publicly traded on an established securities market or otherwise.

II.   In all other respects, the Plan shall remain unchanged.

Dated this 1st day of March, 2005.

UNITED RETAIL GROUP, INC. By: Kenneth P. Carroll Title: Senior Vice President